Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Bernard H. Clineburg,
Tysons Corner, Virginia	Chairman, Chief Executive Officer
September 2, 2014	703-584-3400

Cardinal Financial Corporation Announces Plans to Acquire

Gainesville Office of Virginia Heritage Bank

Tysons Corner, VA. —(Business Wire)— Cardinal Financial Corporation (Nasdaq: CFNL) (“Cardinal” or the “Company”), the holding company of Cardinal Bank, announced today that Cardinal Bank has signed a definitive agreement with EagleBank to acquire the current Gainesville, Virginia branch office of Virginia Heritage Bank.

The Gainesville branch — located at 7905 Heritage Village Plaza — is being sold by EagleBank in connection with the pending Eagle Bancorp, Inc. and EagleBank acquisition of Virginia Heritage Bank, scheduled to close in the fourth quarter of this year.

With the acquisition, Cardinal Bank will take over the operations of the branch and assume approximately $59 million in deposits.  The deposit premium will be $195,000 for the deposits acquired.  Upon completion of the purchase, Cardinal Bank will have 3 banking offices in the Prince William county and Manassas city market area. The acquisition, subject to regulatory approval and the completion of the Eagle/Virginia Heritage merger, is anticipated to be completed in the fourth quarter.

Cardinal’s Chairman and CEO, Bernard Clineburg, said, “The Gainesville market is a double digit deposit growth market with significant roof top growth.  Our Gainesville mortgage banking office has been highly successful and we feel this is a good time to bring banking services to that market as well.  This acquisition will allow us to enter the market and be immediately accretive to earnings.  We look forward to welcoming the Virginia Heritage Bank clients to Cardinal Bank as we continue to expand our market share.”

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with regard to such matters as financial and operational performance, credit quality and branch expansion. Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other reports filed with and furnished to the Securities and Exchange Commission.

About Cardinal Financial Corporation: Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia with assets of $3.28 billion at June 30, 2014, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank, with 31 conveniently located banking offices. Cardinal also operates two other subsidiaries: George Mason Mortgage, LLC, a residential mortgage lending company based in Fairfax, with 17 offices throughout the Washington Metropolitan region; and Cardinal Wealth Services, Inc., a wealth management services company. The Company’s stock is traded on NASDAQ (CFNL). For additional information please visit our Web site at www.cardinalbank.com or call (703) 584-3400.